                                                                                               EXHIBIT 11


                                       FAMILY DOLLAR STORES, INC.
                             STATEMENT RE COMPUTATIONS OF PER SHARE EARNINGS


                                                          THREE MONTHS ENDED              THREE MONTHS ENDED
AS PRESENTED                                               NOVEMBER 30, 1997               NOVEMBER 30, 1996 *
                                                       PRIMARY     FULLY DILUTED       PRIMARY    FULLY DILUTED
AVERAGE SHARES OUTSTANDING FOR THE
   THREE MONTHS ENDED                                85,866,514      85,866,514        85,287,395     85,287,395
NET INCOME                                          $24,326,969     $24,326,969       $17,359,822    $17,359,822

EARNINGS PER SHARE
                                                          $ .28           $ .28             $ .20         $ .20
PRO FORMA DILUTION IMPACT OF COMMON STOCK EQUIVALENTS

ADDITIONAL WEIGHTED AVERAGE SHARES FROM
   ASSUMED EXERCISE AT THE BEGINNING
   OF THE YEAR OF DILUTIVE STOCK OPTIONS              1,791,678       1,791,678         1,634,425      1,699,700

WEIGHTED AVERAGE SHARES ASSUMED REPURCHASED FROM
  ASSUMED PROCEEDS OF EXERCISES USING TREASURY STOCK
  METHOD (AVERAGE MARKET PRICE FOR PRIMARY AND, IF
  GREATER, ENDING MARKET PRICE FOR FULLY DILUTED)    (1,283,912)     (1,214,165)      (1,510,868)     (1,515,912)

NET PRO FORMA COMMON STOCK
  EQUIVALENT INCREMENTAL SHARES                         507,766         577,513          123,557         183,788

PERCENTAGE DILUTION FROM PRO FORMA COMMON
  STOCK EQUIVALENT INCREMENTAL SHARES                      0.59%           0.67%            0.15%           0.22%

TOTAL COMMON STOCK AND COMMON
  STOCK EQUIVALENTS                                  86,374,280      86,444,027        85,410,952     85,471,183

NET INCOME                                          $24,326,969     $24,326,969       $17,359,822    $17,359,822

PRO FORMA EARNINGS PER SHARE (INCLUDING DILUTIVE
   COMMON STOCK EQUIVALENTS)                              $ .28           $ .28            $  .20          $ .20

     * All figures have been adjusted for the three-for-two stock split effective July 15, 1997.
